Exhibit 99.1

P R E S S   R E L E A S E

ANTHEM REPORTS THIRD QUARTER 2016 RESULTS

•	Net income was $2.30 per share, including net negative adjustment items of $0.15 per share. Adjusted net income was $2.45 per share (refer to the GAAP reconciliation table on page 14).

•	Medical enrollment has increased by approximately 1.3 million members in 2016, or 3.4 percent, totaling approximately 39.9 million members as of September 30, 2016.

•	Company now expects medical enrollment to grow by 1.05 - 1.25 million members for full year 2016.

•	Full year 2016 GAAP net income is expected to be approximately $9.28. Full year adjusted net income is expected to be approximately $10.80 (refer to the GAAP reconciliation table on page 14).

•	Fourth quarter 2016 dividend of $0.65 per share declared to shareholders.

Indianapolis, Ind. – November 2, 2016 – Anthem, Inc. (NYSE: ANTM) today announced that third quarter 2016 net income was $617.8 million, or $2.30 per share. These results included net negative adjustment items of $0.15 per share. Net income in the third quarter of 2015 was $654.8 million, or $2.43 per share, which included net negative adjustment items of $0.30 per share.

Excluding the items noted in each period, adjusted net income was $2.45 per share in the third quarter of 2016, a decrease of 10.3 percent compared with adjusted net income of $2.73 per share in the prior year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“Our third quarter results reflected our focus on improving affordability for our members and capitalizing on growth opportunities across our businesses. The strong membership growth across the majority of our lines of businesses this year is further testament to the value proposition we bring to the marketplace,” said Joseph Swedish, president and chief executive officer.

“Our third quarter 2016 earnings and financial metrics were consistent with our expectations, as reflected in our updated 2016 full year outlook,” said John Gallina, executive vice president and chief financial officer.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 39.9 million members at September 30, 2016, an increase of approximately 1.2 million members, or 3.1 percent, from 38.7 million at September 30, 2015. Commercial & Specialty Business enrollment increased by 656 thousand medical members as the Company experienced growth in the National and Local Group businesses. Enrollment also grew by 554 thousand in the Medicaid business.

Medical enrollment increased by 160 thousand members, or 0.4 percent, sequentially during the third quarter of 2016. The increase reflected enrollment gains in the Local Group and Medicaid businesses, partially offset by declines in the Individual and National businesses.

Operating Revenue: Operating revenue was approximately $21.1 billion in the third quarter of 2016, an increase of approximately $1.4 billion, or 6.8 percent, versus the nearly $19.8 billion in the prior year quarter. The growth in revenue reflected premium increases to cover overall cost trends and higher enrollment in the Medicaid and Commercial self-funded businesses. These increases were partially offset by a decline in Local Group fully insured enrollment.

Benefit Expense Ratio: The benefit expense ratio was 85.5 percent in the third quarter of 2016, an increase of 190 basis points from 83.6 percent in the prior year quarter. The increase was largely driven by the Medicaid business due to medical cost experience, notably in Iowa, exceeding the net impact of annual premium rate adjustments and higher membership, which carries a higher benefit expense ratio than the consolidated company average. Further, the benefit expense ratio reflects the impact of higher medical cost experience in the Individual business, partially offset by the timing of lower medical cost experience in the Local Group business, as expected.

Medical claims reserves established at December 31, 2015 developed moderately better than the Company’s expectation during the first nine months of 2016.

Medical Cost Trend: For the full year 2016, the Company continues to expect that underlying Local Group medical cost trend will be in the range of 7.0% - 7.5%.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 40.6 days as of September 30, 2016, unchanged from 40.6 days as of June 30, 2016.

SG&A Expense Ratio: The SG&A expense ratio was 14.8 percent in the third quarter of 2016, a decrease of 80 basis points from 15.6 percent in the third quarter of 2015. The decrease was primarily driven by the impact of lower administrative costs resulting from expense efficiency initiatives and higher operating revenue, which includes the impact of membership growth in the Medicaid business, which carries a lower SG&A expense ratio than the consolidated Company average.

Operating Cash Flow: Operating cash flow was $964 million, or 1.6 times net income in the third quarter of 2016, and approximately $2.9 billion, or 1.4 times net income for the first nine months of 2016. The Company continues to expect its full year 2016 operating cash flow to be approximately $3.0 billion.

Share Repurchase Program: The Company did not repurchase any shares of its common stock during the third quarter of 2016 due to the pending acquisition of Cigna. As of September 30, 2016, the Company had nearly $4.2 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the third quarter of 2016, the Company paid a quarterly dividend of $0.65 per share, representing a distribution of cash totaling $171.1 million.

On November 1, 2016, the Audit Committee declared a fourth quarter 2016 dividend to shareholders of $0.65 per share. On an annualized basis, this equates to a dividend of $2.60 per share. The fourth quarter dividend is payable on December 21, 2016, to shareholders of record at the close of business on December 5, 2016.

Investment Portfolio & Capital Position: During the third quarter of 2016, the Company recorded net realized gains on financial instruments totaling $88.8 million and other-than-temporary impairment losses totaling $11.0 million. During the third quarter of 2015, the Company recorded net realized losses of $11.9 million and other-than-temporary impairment losses totaling $19.1 million.

As of September 30, 2016, the Company’s net unrealized gain position in the investment portfolio was $982.6 million, consisting of net unrealized gains on fixed maturity and equity securities totaling $641.0 million and $341.6 million, respectively. As of September 30, 2016, cash and investments at the parent company totaled approximately $2.1 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended September 30				Nine Months Ended September 30
	2016	2015	Change		2016	2015	Change
Operating Revenue
Commercial & Specialty Business	$9,656.8	$9,433.1	2.4%		$29,064.9	$28,168.2	3.2%
Government Business	11,462.4	10,333.1	10.9%		33,627.4	30,198.2	11.4%
Other	6.0	5.2	15.4%		16.8	14.7	14.3%

Total Operating Revenue[1]	$21,125.2	$19,771.4	6.8%		$62,709.1	$58,381.1	7.4%
Operating Gain / (Loss)
Commercial & Specialty Business	$637.7	$619.2	3.0%		$3,006.0	$2,798.2	7.4%
Government Business	478.9	626.6	(23.6)%		1,254.4	1,560.7	(19.6)%
Other	(38.5)	(23.9)	NM	[2]	(111.7)	(45.6)	NM	[2]

Total Operating Gain[1]	$1,078.1	$1,221.9	(11.8)%		$4,148.7	$4,313.3	(3.8)%
Operating Margin
Commercial & Specialty Business	6.6%	6.6%	0	bp	10.3%	9.9%	40	bp
Government Business	4.2%	6.1%	(190	) bp	3.7%	5.2%	(150	) bp
Total Operating Margin[1]	5.1%	6.2%	(110	) bp	6.6%	7.4%	(80	) bp

(1)	See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $637.7 million in the third quarter of 2016, an increase of $18.5 million, or 3.0 percent, from $619.2 million in the third quarter of 2015. The increase was driven by lower administrative costs resulting from expense efficiency initiatives taken by the Company and the timing of lower medical cost experience in the Local Group business. This increase was partially offset by higher medical cost experience in the Individual business and fully insured membership declines in the Local Group business, as expected.

Government Business: Operating gain in the Government Business segment was $478.9 million in the third quarter of 2016, a decrease of $147.7 million, or 23.6 percent, from $626.6 million in the third quarter of 2015. The decrease reflected medical cost experience, notably in Iowa, exceeding the net impact of annual premium rate adjustments in the Medicaid business, partially offset by lower administrative costs resulting from expense efficiency initiatives taken by the Company.

Other: The Company reported an operating loss of $38.5 million in the Other segment for the third quarter of 2016, compared with an operating loss of $23.9 million in the prior year quarter. The increase in the loss was primarily driven by Cigna acquisition related expenses.

OUTLOOK

Full Year 2016:

•	Net income is now expected to be approximately $9.28 per share, including approximately $1.52 per share of net unfavorable items. Excluding these items, adjusted net income is now expected to be approximately $10.80 (refer to the GAAP reconciliation table on page 14).

•	Medical membership is now expected to be in the range of 39,650,000 - 39,850,000. Fully insured membership is now expected to be in the range of 15,000,000 - 15,100,000 and self-funded membership is expected to be in the range of 24,650,000 - 24,750,000.

•	Operating revenue is now expected to be approximately $83.5 billion.

•	Benefit expense ratio is expected to be in the range of 84.9% plus or minus 30 basis points.

•	SG&A ratio is expected to be in the range of 14.5% plus or minus 30 basis points.

•	Operating cash flow is expected to be approximately $3.0 billion.

*	This outlook does not include any benefits or transaction costs associated with the pending Cigna acquisition beyond those incurred in the first nine months of 2016.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management (refer to page 14 for the GAAP reconciliation tables).

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s third quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-288-8975 (Domestic)	800-475-6701 (Domestic Replay)
612-332-0630 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 378818. The replay will be available from 11:00 a.m. EDT today, until the end of the day on November 16, 2016. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Doug Simpson, 317-488-6181	Jill Becher, 414-234-1573
Douglas.simpson@anthem.com	Jill.becher@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With over 73 million people served by its affiliated companies, including nearly 40 million enrolled in its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

	September 30, 2016	September 30, 2015	December 31, 2015	Change from
				September 30, 2015	December 31, 2015
Medical Membership
Customer Type
Local Group	15,363	15,248	15,241	0.8%	0.8%
Individual	1,757	1,745	1,675	0.7%	4.9%
National:
National Accounts	7,768	7,370	7,355	5.4%	5.6%
BlueCard®	5,596	5,465	5,407	2.4%	3.5%

Total National	13,364	12,835	12,762	4.1%	4.7%
Medicare	1,437	1,441	1,439	(0.3)%	(0.1)%
Medicaid	6,417	5,863	5,914	9.4%	8.5%
FEP	1,572	1,569	1,568	0.2%	0.3%

Total Medical Membership	39,910	38,701	38,599	3.1%	3.4%

Funding Arrangement
Self-Funded	24,671	23,719	23,666	4.0%	4.2%
Fully-Insured	15,239	14,982	14,933	1.7%	2.0%

Total Medical Membership	39,910	38,701	38,599	3.1%	3.4%

Reportable Segment
Commercial and Specialty Business	30,484	29,828	29,678	2.2%	2.7%
Government Business	9,426	8,873	8,921	6.2%	5.7%

Total Medical Membership	39,910	38,701	38,599	3.1%	3.4%

Other Membership
Life and Disability Members	4,689	4,815	4,849	(2.6)%	(3.3)%
Dental Members	5,454	5,137	5,206	6.2%	4.8%
Dental Administration Members	5,377	5,304	5,282	1.4%	1.8%
Vision Members	6,111	5,513	5,641	10.8%	8.3%
Medicare Advantage Part D Members	619	619	622	—%	(0.5)%
Medicare Part D Standalone Members	353	372	371	(5.1)%	(4.9)%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended September 30
	2016	2015	Change
Revenues
Premiums	$19,786.1	$18,513.0	6.9%
Administrative fees	1,330.0	1,249.6	6.4%
Other revenue	9.1	8.8	3.4%

Total operating revenue	21,125.2	19,771.4	6.8%
Net investment income	200.9	161.2	24.6%
Net realized gains/(losses) on financial instruments	88.8	(11.9)	N/M
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(15.1)	(26.6)	(43.2)%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	4.1	7.5	(45.3)%

Other-than-temporary impairment losses recognized in income	(11.0)	(19.1)	(42.4)%

Total revenues	21,403.9	19,901.6	7.5%
Expenses
Benefit expense	16,922.5	15,469.1	9.4%
Selling, general and administrative expense:
Selling expense	338.5	359.1	(5.7)%
General and administrative expense	2,786.1	2,721.3	2.4%

Total selling, general and administrative expense	3,124.6	3,080.4	1.4%
Interest expense	172.9	164.8	4.9%
Amortization of other intangible assets	47.4	60.0	(21.0)%
Gain on extinguishment of debt	—	(2.3)	N/M

Total expenses	20,267.4	18,772.0	8.0%

Income before income tax expense	1,136.5	1,129.6	0.6%
Income tax expense	518.7	474.8	9.2%

Net income	$617.8	$654.8	(5.7)%

Net income per diluted share	$2.30	$2.43	(5.3)%

Diluted shares	268.1	269.2	(0.4)%
Benefit expense as a percentage of premiums	85.5%	83.6%	190	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.8%	15.6%	(80	)bp
Income before income taxes as a percentage of total revenue	5.3%	5.7%	(40	)bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Nine Months Ended September 30
	2016	2015	Change
Revenues
Premiums	$58,723.0	$54,639.8	7.5%
Administrative fees	3,956.8	3,706.2	6.8%
Other revenue	29.3	35.1	(16.5)%

Total operating revenue	62,709.1	58,381.1	7.4%
Net investment income	566.9	515.5	10.0%
Net realized gains/(losses) on financial instruments	(23.8)	126.9	N/M
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(134.1)	(68.2)	96.6%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	30.5	13.3	129.3%

Other-than-temporary impairment losses recognized in income	(103.6)	(54.9)	88.7%

Total revenues	63,148.6	58,968.6	7.1%
Expenses
Benefit expense	49,266.5	44,801.4	10.0%
Selling, general and administrative expense:
Selling expense	1,039.9	1,091.1	(4.7)%
General and administrative expense	8,254.0	8,175.3	1.0%

Total selling, general and administrative expense	9,293.9	9,266.4	0.3%
Interest expense	545.7	473.3	15.3%
Amortization of other intangible assets	145.7	172.6	(15.6)%
Gain on extinguishment of debt	—	(1.8)	N/M

Total expenses	59,251.8	54,711.9	8.3%

Income before income tax expense	3,896.8	4,256.7	(8.5)%
Income tax expense	1,795.4	1,877.6	(4.4)%

Net income	$2,101.4	$2,379.1	(11.7)%

Net income per diluted share	$7.84	$8.66	(9.5)%

Diluted shares	267.9	274.6	(2.4)%
Benefit expense as a percentage of premiums	83.9%	82.0%	190	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.8%	15.9%	(110	)bp
Income before income taxes as a percentage of total revenue	6.2%	7.2%	(100	)bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,546.0	$2,113.5
Investments available-for-sale, at fair value:
Fixed maturity securities	18,218.6	16,920.0
Equity securities	1,480.8	1,441.8
Other invested assets, current	13.6	19.1
Accrued investment income	169.4	170.8
Premium and self-funded receivables	5,212.8	4,602.8
Other receivables	2,016.2	2,421.4
Income taxes receivable	—	316.6
Securities lending collateral	1,360.1	1,300.4
Other current assets	1,906.8	1,555.7

Total current assets	32,924.3	30,862.1
Long-term investments available-for-sale, at fair value:
Fixed maturity securities	538.9	558.2
Equity securities	31.2	31.0
Other invested assets, long-term	2,155.9	2,041.1
Property and equipment, net	2,006.6	2,019.8
Goodwill	17,562.2	17,562.2
Other intangible assets	8,012.3	8,158.0
Other noncurrent assets	1,168.5	485.4

Total assets	$64,399.9	$61,717.8

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$7,472.9	$7,569.8
Reserves for future policy benefits	68.6	71.9
Other policyholder liabilities	2,092.0	2,256.5

Total policy liabilities	9,633.5	9,898.2
Unearned income	1,613.4	1,145.5
Accounts payable and accrued expenses	3,717.2	3,318.8
Income taxes payable	60.4	—
Security trades pending payable	155.3	73.1
Securities lending payable	1,359.3	1,300.9
Short-term borrowings	440.0	540.0
Current portion of long-term debt	927.9	—
Other current liabilities	3,129.9	2,816.1

Total current liabilities	21,036.9	19,092.6
Long-term debt, less current portion	14,242.3	15,324.5
Reserves for future policy benefits, noncurrent	646.9	631.7
Deferred tax liabilities, net	2,688.9	2,630.6
Other noncurrent liabilities	1,040.7	994.3

Total liabilities	39,655.7	38,673.7

Shareholders’ equity
Common stock	2.6	2.6
Additional paid-in capital	8,741.4	8,555.6
Retained earnings	16,364.1	14,778.5
Accumulated other comprehensive loss	(363.9)	(292.6)

Total shareholders’ equity	24,744.2	23,044.1

Total liabilities and shareholders’ equity	$64,399.9	$61,717.8

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Nine Months Ended September 30
	2016	2015
Operating activities
Net income	$2,101.4	$2,379.1
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses/(gains) on financial instruments	23.8	(126.9)
Other-than-temporary impairment losses recognized in income	103.6	54.9
Gain on extinguishment of debt	—	(1.8)
Loss on disposal of assets	3.5	13.8
Deferred income taxes	81.6	(12.8)
Amortization, net of accretion	601.7	598.6
Depreciation expense	77.7	78.0
Share-based compensation	124.3	111.0
Excess tax benefits from share-based compensation	(48.7)	(92.5)
Changes in operating assets and liabilities:
Receivables, net	(176.2)	454.0
Other invested assets	(17.7)	11.7
Other assets	(925.2)	(616.8)
Policy liabilities	(249.5)	(27.4)
Unearned income	467.9	(166.5)
Accounts payable and accrued expenses	23.3	(303.6)
Other liabilities	381.6	469.3
Income taxes	410.6	363.1
Other, net	(53.9)	(18.3)

Net cash provided by operating activities	2,929.8	3,166.9
Investing activities
Purchases of fixed maturity securities	(7,624.0)	(7,937.8)
Proceeds from sales and maturities of fixed maturity securities	6,980.3	7,552.0
Purchases of equity securities	(1,178.3)	(1,466.9)
Proceeds from sales of equity securities	1,210.4	1,252.4
Purchases of other invested assets	(348.3)	(250.6)
Proceeds from sales of other invested assets	273.1	59.6
Change in collateral and settlements of non-hedging derivatives	(21.0)	27.6
Changes in securities lending collateral	(58.4)	(3.3)
Purchases of subsidiaries, net of cash acquired	—	(636.2)
Net purchases of property and equipment	(415.6)	(373.0)
Other, net	(3.0)	(6.0)

Net cash used in investing activities	(1,184.8)	(1,782.2)
Financing activities
Net (repayments of)/proceeds from commercial paper borrowings	(177.5)	965.8
Net (repayments of)/proceeds from short-term borrowings	(100.0)	140.0
Net repayments of long-term borrowings	—	(1,160.0)
Changes in securities lending payable	58.4	3.3
Changes in bank overdrafts	311.5	(187.1)
Premiums paid on equity call options	—	(16.7)
Proceeds from sale of put options	—	16.6
Repurchase and retirement of common stock	—	(1,515.8)
Change in collateral and settlements of debt-related derivatives	(1,034.0)	—
Cash dividends	(512.7)	(493.5)
Proceeds from issuance of common stock under employee stock plans	91.2	169.9
Excess tax benefits from share-based compensation	48.7	92.5

Net cash used in financing activities	(1,314.4)	(1,985.0)
Effect of foreign exchange rates on cash and cash equivalents	1.9	(3.6)

Change in cash and cash equivalents	432.5	(603.9)
Cash and cash equivalents at beginning of year	2,113.5	2,151.7

Cash and cash equivalents at end of period	$2,546.0	$1,547.8

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
	2016	2015	2015	2014	2013
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$7,569.8	$6,861.2	$6,861.2	$6,127.2	$6,174.5
Ceded medical claims payable, beginning of period	(645.6)	(767.4)	(767.4)	(23.4)	(27.2)

Net medical claims payable, beginning of period	6,924.2	6,093.8	6,093.8	6,103.8	6,147.3

Business combinations and purchase adjustments	—	121.8	121.8	—	—
Net incurred medical claims:
Current year	49,091.4	44,742.0	60,708.4	56,305.8	55,894.3
Prior years redundancies(1)	(772.8)	(818.0)	(800.2)	(541.9)	(599.1)

Total net incurred medical claims	48,318.6	43,924.0	59,908.2	55,763.9	55,295.2

Net payments attributable to:
Current year medical claims	42,331.9	38,515.3	54,067.7	50,353.9	49,887.2
Prior years medical claims	5,835.5	5,035.4	5,131.9	5,420.0	5,451.5

Total net payments	48,167.4	43,550.7	59,199.6	55,773.9	55,338.7

Net medical claims payable, end of period	7,075.4	6,588.9	6,924.2	6,093.8	6,103.8
Ceded medical claims payable, end of period	397.5	521.2	645.6	767.4	23.4

Gross medical claims payable, end of period	$7,472.9	$7,110.1	$7,569.8	$6,861.2	$6,127.2

Current year medical claims paid as a percentage of current year net incurred medical claims	86.2%	86.1%	89.1%	89.4%	89.3%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	12.6%	15.5%	15.1%	9.7%	10.8%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.3%	1.5%	1.4%	1.0%	1.3%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below.

	Three Months Ended September 30			Nine Months Ended September 30
(In millions, except per share data)	2016	2015	Change	2016	2015	Change
Net income	$617.8	$654.8	(5.7)%	$2,101.4	$2,379.1	(11.7)%
Add / (Subtract):
Net realized (gains)/losses on financial instruments	(88.8)	11.9		23.8	(126.9)
Other-than-temporary impairment losses recognized in income	11.0	19.1		103.6	54.9
Transaction related costs	71.6	31.8		246.2	31.8
Amortization of other intangible assets	47.4	60.0		145.7	172.6
Deferred tax asset write-off from California tax legislation	—	—		20.7	—
Gain on extinguishment of debt	—	(2.3)		—	(1.8)
Tax impact of non-GAAP adjustments	(2.2)	(40.3)		(166.1)	(43.8)

Net adjustment items	39.0	80.2		373.9	86.8

Adjusted net income	$656.8	$735.0	(10.6)%	$2,475.3	$2,465.9	0.4%

Net income per diluted share	$2.30	$2.43	(5.3)%	$7.84	$8.66	(9.5)%
Add / (Subtract):
Net realized (gains)/losses on financial instruments	(0.33)	0.04		0.09	(0.46)
Other-than-temporary impairment losses recognized in income	0.04	0.07		0.39	0.20
Transaction related costs	0.27	0.12		0.92	0.12
Amortization of other intangible assets	0.18	0.22		0.54	0.63
Deferred tax asset write-off from California tax legislation	—	—		0.08	—
Gain on extinguishment of debt	—	(0.01)		—	(0.01)
Tax impact of non-GAAP adjustments	(0.01)	(0.15)		(0.62)	(0.16)
Rounding Impact	—	0.01		—	—

Net adjustment items	0.15	0.30		1.40	0.32

Adjusted net income per diluted share	$2.45	$2.73	(10.3)%	$9.24	$8.98	2.9%

	Full Year 2016 Outlook
Net income per diluted share	Approximately $9.28
Add / (Subtract):
Net realized (gains)/losses on financial instruments	$0.09
Other-than-temporary impairment losses recognized in income	$0.39
Transaction related costs	$0.92
Deferred tax asset write-off from California tax legislation	$0.08
Amortization of other intangible assets	Approximately $0.72
Tax impact of non-GAAP adjustments	Approximately ($0.68)

Net adjustment items	Approximately $1.52

Adjusted net income per diluted share	Approximately $10.80

	Three Months Ended September 30			Nine Months Ended September 30
(In millions)	2016	2015	Change	2016	2015	Change
Reportable segments operating gain	$1,078.1	$1,221.9	(11.8)%	$4,148.7	$4,313.3	(3.8)%
Net investment income	200.9	161.2		566.9	515.5
Net realized gains/(losses) on financial instruments	88.8	(11.9)		(23.8)	126.9
Other-than-temporary impairment losses recognized in income	(11.0)	(19.1)		(103.6)	(54.9)
Interest expense	(172.9)	(164.8)		(545.7)	(473.3)
Amortization of other intangible assets	(47.4)	(60.0)		(145.7)	(172.6)
Gain on extinguishment of debt	—	2.3		—	1.8

Income from continuing operations before income tax expense	$1,136.5	$1,129.6	0.6%	$3,896.8	$4,256.7	(8.5)%

Forward-Looking Statements

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or Health Care Reform; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in federal and state health insurance exchanges under Health Care Reform, which have experienced and continue to experience challenges due to implementation of initial and phased-in provisions of Health Care Reform, and which entail uncertainties associated with the mix and volume of business, particularly in our Individual and Small Group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; the ultimate outcome of our pending acquisition of Cigna Corporation (“Cigna”) (the “Acquisition”), including our ability to achieve the synergies and value creation contemplated by the Acquisition within the expected time period, or at all, and the risk that unexpected costs will be incurred in connection therewith; the ultimate outcome and results of integrating our and Cigna’s operations and disruption from the Acquisition making it more difficult to maintain businesses and operational relationships; the possibility that the Acquisition does not close, including, but not limited to, due to the failure to satisfy the closing conditions, including the receipt of required regulatory approvals; the risks and uncertainties detailed by Cigna with respect to its business as described in its reports and documents filed with the SEC; our ability to contract with providers on cost-effective and competitive terms; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; state guaranty fund assessments for insolvent insurers; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of investigations, inquiries, claims and litigation related to the cyber-attack we reported in February 2015; changes in economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers, acquisitions and strategic alliances; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws. Investors are also advised to carefully review and consider the various risks and other disclosures discussed in our SEC reports.